Press Release

Hythiam Contact:	Media Relations:
Sanjay Sabnani EVP, Strategic Development (310) 444-5335 ssabnani@hythiam.com	Tim Sullivan Dan Klores Communications (212) 981-5234 tim_sullivan@dkcnews.com

HYTHIAM ANNOUNCES RECORD THIRD QUARTER RESULTS

•	Quarterly Revenues Reach Highest Level in Company’s History

•	Q3 Revenues, Excluding CompCare, Increase 111% Versus Third Quarter 2006

LOS ANGELES, CALIF. —November 8, 2007—Hythiam, Inc. (NASDAQ:HYTM) today announced financial results for the third quarter ended September 30, 2007, which include the consolidated results from Comprehensive Care Corporation (CompCare).

For the 2007 third quarter, the Company reported revenues of $12.0 million, which include a record $2.3 million in revenues from Hythiam’s healthcare services business and $9.7 million in revenues from CompCare’s operations, compared to Hythiam’s revenues of $1.1 million in the third quarter of 2006. The $1.2 million increase in Hythiam’s healthcare services revenues, compared to the third quarter of last year, was attributable to the increase in the number of patients treated at the Company’s U.S. licensed sites and at the PROMETA Centers, administrative fees from new licensees and other revenues from the commencement of international operations and licenses with third-party payers. There were a total of 267 patients treated with the PROMETA Treatment Program in the third quarter of 2007 compared to 156 patients in the third quarter of 2006, and 249 patients in the second quarter of 2007. During the third quarter of 2007, there were 52 licensee sites contributing to revenues, versus 29 in the same period last year. The Company’s average revenue per PROMETA patient treated decreased to $6,218 in the third quarter of this year compared to $6,863 for the same period last year, primarily due to higher average discounts granted as part of the launch of a patient assistance program with Hythiam’s licensees, new site training and business development initiatives.

“Despite a seasonally slow start to the third quarter due to the decrease in treatments during the typically lower volume period from July through Labor Day, revenues rebounded in September, resulting in growth over the second quarter,” said Terren Peizer, Hythiam Chairman and CEO. “Going forward, we believe that the availability of the recent double-blind placebo-controlled data will help us tremendously. While the data from the study has only recently become available, we are already seeing increased interest, especially in our managed care business segment. The numerous entities we were in discussions with were pleased with the recent data, and the result has been increased confidence and an acceleration of time-frames towards their adoption and reimbursement.”

Peizer continued, “The Company is in the strongest position it has been since its founding. We have amassed significant knowledge, understanding, and capital to position ourselves for tremendous growth over the next two years. As a result of our key learnings, we are in a position to deploy capital efficiently, thereby reallocating resources towards those opportunities which offer the best operating leverage and revenue growth. Our disease management approach will serve as the common denominator, allowing for us to address the private-pay, government, and managed care segments with one focused approach and centralized infrastructure. By committing to continuing R&D we are ensuring that we will generate the level of evidence necessary to become the standard of care. At the same time, we now have the flexibility to respond to changes in deployment cycles that are inherent in healthcare, and can thereby conserve capital if necessary.”

Net loss for this year’s third quarter was $13.8 million, or $0.31 per share, versus a net loss of $9.8 million, or $0.25 per share, in the third quarter of 2006. Included in the 2007 third quarter net loss was a $1.1 million net loss from CompCare’s operations. Consolidated non-cash charges for depreciation, amortization, impairment loss, and stock-based expense was $3.9 million, which includes $2.4 million of impairment loss, compared to $1.4 million in non cash charges for the same period in 2006.

For the nine months ended September 30, 2007, revenues were $32.2 million, which include $5.7 million in revenues from Hythiam’s healthcare services and $26.5 million in revenues from CompCare’s operations, compared to Hythiam’s revenues of $2.9 million in 2006.
The Company reported a net loss of $36.8 million for the nine months ended September 30, 2007 or $0.83 per share, compared to a net loss of $27.5 million, or $0.70 per share, for the same period in 2006. The net loss for the nine months ended September 30, 2007 included a $3.0 million net loss from CompCare’s operations. Consolidated non-cash charges for depreciation, amortization, impairment loss and stock-based expense was $6.8 million, which included $2.4 million of impairment loss, compared to $3.4 million in non cash charges for the same period in 2006. The Company ended the third quarter with consolidated cash, cash equivalents and marketable securities of $20.0 million, including $7.0 million held by CompCare.

Subsequent to the end of the third quarter, the Company completed a registered offering raising gross proceeds of approximately $46 million, including the conversion of $5 million of senior secured notes into shares in the offering.

Some of the recent highlights include:

•	Urschel Double-Blind Placebo-Controlled Data. Initial top-line results from Dr. Harold Urschel’s double-blind placebo-controlled study on the effectiveness of the PROMETA Treatment Program indicated that PROMETA was superior to placebo in addressing cravings for methamphetamine in dependent individuals.

•	Mayo Clinic Proceedings Publishes Urschel Study. In its October installment, the Mayo Clinic Proceedings published Dr. Urschel’s open-label study on the effectiveness of the PROMETA Treatment Program on methamphetamine-dependent individuals. This marked the first peer-review published literature on PROMETA.

•	Managed Care / Union Collective Pilot. Inception of a pilot program within a major industry coalition of employers and unions under the supervision of the coalition’s existing behavior health care provider, which also happens to be one of the nation’s largest managed care providers.

•	Assist Group. Partnership with the Assist Group, a leader in integrated claims resolution and disease management solutions, to market a disease management program for high-risk maternity alcohol and substance abuse mothers who are covered by Medicaid and commercial managed care plans.

•	Adoption in Collin & Denton Counties, and Las Vegas Pilot. Following a successful pilot evaluation within the criminal justice programs in Collin County, Texas, Collin County and Denton County, Texas adopted the PROMETA Treatment Program for use in their drug-related programs. Shortly thereafter, Las Vegas became the first municipality to begin an assessment of the PROMETA Treatment Program within their habitual offender population.

•	Launch of Recovery Media Network. Recovery Media Network was launched as Hythiam’s response to the emerging reality that people living with addiction can easily use the internet to augment their efforts to maintain a healthy and relapse-free life. An online social network aimed at supporting the traditional recovery process, Recovery Media Network will complement traditional behavioral approaches to addiction.

•	$46 million raised in Equity Offering. On November 7, 2007 Hythiam announced that it had entered into definitive agreements with investors, led by a member of the Company’s board of directors and comprised primarily of existing institutional shareholders, who agreed to purchase approximately 9.6 million shares of the Company’s common stock in a registered offering for gross proceeds of approximately $46 million including the conversion of $5 million of senior secured notes into shares in the offering, and before fees and offering expenses.

Hythiam will hold a conference call at 1:30 p.m. PT (4:30 p.m. ET) today to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://www.hythiam.com or http://www.vcall.com. The call is also available by dialing (877) 407-8031, or for international callers (201) 689-8031. A replay of the webcast will be available after the call on http://www.hythiam.com or http://www.vcall.com. A telephonic replay will also be available until 11:59 p.m. PT on November 16, 2007 by dialing (877) 660-6853 or (201) 612-7415, and entering account number 286 and the conference code 258320.

About the PROMETA® Treatment Program

Hythiam’s PROMETA® Treatment Program is designed for use by healthcare providers seeking to treat individuals diagnosed with dependencies to alcohol, cocaine or methamphetamine, as well as combinations of these drugs.  The PROMETA® Treatment Program includes nutritional supplements, FDA-approved oral and IV medications used off-label and separately administered in a unique dosing algorithm, as well as psychosocial or other recovery-oriented therapy chosen by the patient and his or her treatment provider.  As a result, PROMETA® represents an innovative approach to managing alcohol, cocaine, or methamphetamine dependence that is designed to address physiological, nutritional, and psychosocial aspects of the disease, and is thereby intended to offer patients an opportunity to achieve sustained recovery.  To learn more, please visit www.prometainfo.com.

About Hythiam, Inc.

Hythiam, Inc. provides behavioral health management services to health plans, employers, criminal justice, and government agencies through a network of licensed and company managed providers.  The company approaches the management of behavioral health disorders with a focus on using the latest medical and health technology towards improved outcomes and out-patient treatment.  Hythiam also researches, develops, licenses and commercializes innovative and proprietary physiological, nutritional, and behavioral treatment programs.  Hythiam offers disease management for substance dependence built around its proprietary PROMETA® Treatment Program for alcoholism and dependence to stimulants.  The PROMETA® Treatment Program, which integrates behavioral, nutritional, and medical components, is available through both licensed treatment providers and company managed PROMETA® Centers.   Hythiam does not practice medicine or manufacture, distribute, or sell any medications and has no relationship with any manufacturers or distributors of medications used in the PROMETA® Treatment Program.  For further information, please visit www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Hythiam, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Sept 30,		Sept 30,
	2007	2006	2007	2006
Revenues
Behavioral health managed care services	$9,760	$-	$26,525	$-
Healthcare services	2,260	1,071	5,692	2,896

Total revenues	12,020	1,071	32,217	2,896
Operating Expenses:
Behavioral health managed care
expenses	9,373	—	25,874	—
Cost of healthcare services	611	167	1,370	600
General and administrative expenses	11,760	10,032	34,592	28,089
Impairment loss	2,387	—	2,387	—
Research and development	689	773	2,429	2,077
Depreciation and amortization	673	311	1,830	940

Total operating expenses	25,493	11,283	68,482	31,706

Loss from operations	(13,473)	(10,212)	(36,265)	(28,810)
Other non-operating income, net	3	-	32	-
Interest income	271	384	1,179	1,293
Interest expense	(622)	-	(1,736)	-

Loss before provision for income taxes	(13,821)	(9,828)	(36,790)	(27,517)
Provision for income taxes	22	1	48	2

Net loss	$(13,843)	$(9,829)	$(36,838)	$(27,519)

Basic and diluted net loss per share	$(0.31)	$(0.25)	$(0.83)	$(0.70)

Weighted number of shares outstanding	44,419	39,744	44,131	39,468

Hythiam, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	September 30,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$11,813	$5,701
Marketable securities, at fair value	8,223	37,746
Restricted cash	89	82
Receivables, net	2,201	637
Prepaids and other current assets	856	383

Total Current Assets	23,182	44,549
Property and equipment, net	4,160	3,711
Goodwill	10,774	—
Intangible assets, net	5,042	3,397
Deposits and other assets	738	548

Total Assets	$43,896	$52,205

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$8,993	$9,451
Accrued claims payable	5,547	—
Accrued reinsurance claims payable	2,526	—
Income tax payable	61	—
Long-term debt	11,282	—
Other long-term liabilities	860	725
Stockholders’ equity	14,627	42,029

Total Liabilities and Stockholders’ Equity	$43,896	$52,205